File No. 333-152225

Filed Pursuant to Rule 424(b)(3)

PROSPECTUS

IA Global, Inc.

33,112,422 Shares of Common Stock

The shares of our common stock offered by this Prospectus includes: (i) 642,422 shares of common stock issued to investors in a private placement completed on November 8, 2007, November 14, 2007, November 16, 2007, November 26, 2007 and December 7, 2007; (ii) 100,000 shares of common stock issued to American West Pacific Int’l Invest Corp. on April 1, 2008, related to fundraising services; (iii) 120,000 shares of common stock issued to Aim Capital Corporation on April 16, 2008, related to investor relation services; (iv) 2,500,000 shares of common stock issued to Michael Ning in the private placement completed on April 24, 2008 and May 8, 2008; (v) 2,500,000 shares of common stock issuable upon exercise of warrants granted to Michael Ning in connection with the private placement completed on April 24, 2008 and May 8, 2008; (vi) 1,250,000 shares of common stock issued to the selling shareholders of Asia Premier Executive Business Suites, Inc. (“Asia Premier”) related to the Company’s 100% acquisition of Asia Premier, which closed on May 27, 2008; and (vii) 26,000,000 shares of our common stock issued to Taicom Securities Co Ltd (“Taicom”) on June 3, 2008 related to the Company’s 20% equity investment in Taicom. The common stock will be issued to accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated under the Securities Act.

We will not receive any of the proceeds from the sale of our common stock offered by this Prospectus. We will receive the exercise price of the Warrants when and if they are exercised. If all of the Warrants for which we are registering the underlying shares of our common stock are exercised for cash, we would receive an aggregate of $500,000 of gross proceeds.

The selling shareholders may offer their shares of common stock through public transactions executed through one or more broker-dealers at prevailing market prices or in private transactions directly with purchasers or at privately negotiated prices. For a description of the plan of distribution of the shares see page 12 of this Prospectus.

Our common stock is traded on the American Stock Exchange (“AMEX”) under the symbol “IAO.” On July 7, 2008, the last reported sale price for our common stock as reported on the AMEX was $0.20 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 6 FOR A DISCUSSION OF THESE RISKS.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is July 9, 2008.

TABLE OF CONTENTS

Prospectus Summary	1

Description of Capital Stock	2

Risk Factors	6

Forward-Looking Statements	10

Use of Proceeds	11

Selling Shareholders	11

Plan of Distribution	12

Legal Matters	14

Experts	14

Notice Relating to this Prospectus	14

Incorporation of Certain Documents by Reference	14

Where You Can Find More Information	15

You may rely only on the information provided or incorporated by reference in this Prospectus. Neither we nor the selling stockholder have authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of the securities means that the information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

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Prospectus Summary

The following summary highlights information contained elsewhere in this Prospectus. It may not contain all of the information that is important to you. You should read the entire Prospectus carefully, especially the discussion regarding the risks of investing in IA Global, Inc. common stock under the heading “Risk Factors,” before investing in IA Global, Inc. common stock. In this Prospectus, “IAO,” “Company,” “we,” “us,” and “our” refer to IA Global, Inc.

The Company and our Business

IA Global, Inc. (“IA Global”) is a broadly based Services Company with a dedicated focus on growth of existing business, together with expansion through mergers and acquisitions in the Pacific Rim region. Our mission is to identify and invest in business opportunities, apply our skills and resources to nurture and enhance the performance of those businesses across key business metrics, and to deliver accelerating shareholder value.

To realize this plan, the Company is actively expanding investments in the business process outsourcing (which includes human resources elements necessary to recruit and train the very large numbers of people), B2B and financial services sectors. These sectors demonstrate long-term growth prospects in which we, by applying our skills and resources, can add significant value to our investments. Beyond Japan, the Company is expanding its reach to encompass, the Philippines, Hong Kong/China, Singapore, and India and the outstanding growth opportunities and synergies these markets present.

IA Global takes a long-term “Buy to Hold” approach to its acquisitions and partnerships. It is built on the belief that our people, combining pragmatic hands-on management with extensive operations and financial experience, have the expertise to grow the businesses we invest in, to optimize their potential and provide increasing returns on investment over the long run. IA Global has acquired a select portfolio of investments in Japan, Australia and the Philippines/Singapore area, targeted and developed with a sharp eye for producing outstanding growth and profitability. This has laid the foundation for an aggressive medium term plan to establish a broad network of complementary subsidiaries and majority-owned investments in the greater Pacific Rim region.

Business Process Outsourcing

In Japan, IA Global is 100% owner of Global Hotline, Inc. (“Global Hotline”) a Business Process Outsourcing organization, operating several major call centers providing outbound telemarketing services for telecommunications and insurance products. Since our acquisition of Global Hotline in June 2005, this business has expanded rapidly with the signing of significant multi-year contracts with major corporations.

This growth trajectory is being driven by new contracts, process improvements, infrastructure expansion, and macro economic trends such as the ongoing gains in the Japanese economy, consistent year on year growth in targeted industries, higher disposable incomes, and the increasingly rapid growth of the senior citizen demographic. As of March 31, 2008, Global Hotline employed 1,145 full and part-time personnel to support these multi-million dollar contracts. In the Philippines, we acquired 100% of Shift Resources, LLC on April 10, 2008 and Asia Premier Executive Suites, Inc. on May 27, 2008, multi-service call center operations that have now been merged into a single company named Global Hotline Philippines Inc.

Human Capital and Resources

During August 2007, the Company closed two equity investments. These investments provide “human capital” services in the human resources sector, a sector which offers excellent growth opportunities throughout the Asia Pacific region. IA Global continues to seek additional companies and partnerships in the staffing, training, employee/ organization evaluation and assessments business throughout the region, but with a focus on Japan. Linking these investments in a network under the IA Global umbrella will generate synergies of expertise and resources, creating a regional value-chain of services to further drive aggressive growth. Our investments in Human Capital and Resources are as follows:

IA Global has a 25% stake in GPlus Media Co Ltd (“GPlus”). GPlus is a Japan based corporation with offices in Tokyo, Japan, Hong Kong and Shanghai, China. GPlus owns and operates several of Japan’s best known English-Japanese websites, including GaijinPot.com, and Ecentral.jp, the official jobsite of the American Chamber of Commerce in Japan. GPlus also operates CareerEngine.org, which is a powerful network of jobsites with partners who include ShanghaiExpat.com, the American Chambers of Commerce in Shanghai and Hong Kong, as well as the Canada China Business Council.

IA Global has a 20.25% equity investment in Slate Consulting Co Ltd (“Slate”). Slate is a Japan headquartered Executive Search firm with operations and business entities in Tokyo, Hong Kong, Surrey, Canada; a call center in Manila, Philippines; and an early stage call center in Bucharest, Romania.

Other

In Australia, the Company has a 36% stake in Australian Secured Financial Limited and its affiliates, Ausec Finance Limited, ADJ Services Pty Ltd. and Auslink Ltd (collectively, “ASFL”), which raises funds through the issuance of private loans and bank debt within Australia and provide short term, secured, real property loans to businesses and investors in Australia. Through this group of companies, ASFL has created a strong financial services network leveraging its knowledge and presence in local communities to cater to a sector of the market neglected by larger financial institutions.

In Japan, the Company has a 20% stake in Taicom Securities Co Ltd (“Taicom”), a Japanese securities firm. Taicom is a financial services Company in Japan providing a broad range of value-added financial services and competitive products. These currently include the brokerage of Japanese commodities, derivative options, foreign currency, equities and investment trusts as well as the offering of investment consulting services to diversified clients such as individuals and corporations. Taicom offers creative solutions that meet the sophisticated trading needs of its online and offline clients, who utilize Taicom’s cutting-edge proprietary trading platform called TradePro, as well as its broad news and information gathering network.

Taicom is a member of the Osaka Stock Exchange, the Tokyo Commodity Exchange, the Tokyo Grain Exchange and the Chubu (Central Japan) Commodity Exchange. Taicom is headquartered in Tokyo and in Osaka and has three branch offices in Japan.

Corporate Information

The Company was incorporated in Delaware on November 12, 1998. The Company’s executive offices are located at 101 California Street, Suite 2450, San Francisco, CA 94111, with its operating units being located primarily in Japan, China, Philippines, Hong Kong and Australia. The Company’s telephone number is (415) 946-8828 and its primary website is located at www.iaglobalinc.com. The information on our website is not a part of this Prospectus.

The Company’s Common Stock

The Company’s common stock currently trades on the AMEX under the symbol “IAO.”

Description of Capital Stock

Common Stock

The Company’s common stock is $.01 par value, 300,000,000 shares authorized and as of July 3, 2008, we had 195,834,529 issued and outstanding, net of 627,900 shares of treasury stock, held by approximately 219 shareholders of record. The number of stockholders, including beneficial owners holding shares through nominee names is approximately 1,500. Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders. As of June 28, 2008, the Company has 7,666,679 shares of common stock reserved for the conversion of the debentures on or before June 28, 2008. The Company expects to issue an additional 5,862,709 shares of common stock based on the June 23-27, 2008 average closing price of $.22 per share less 25% due to the resetting of the pricing for these outstanding debentures.

American Stock Transfer and Trust Company is the transfer agent and registrar for our Common Stock.

Preferred Stock

The Company’s preferred stock is $.01 par value, 5,000 shares authorized and none issued and outstanding.

Convertible Debentures

In June 2005, the Company received subscription agreements from thirty-four private Japanese investors. The terms of the convertible notes provide for a conversion price of $0.30 per share of Common Stock, or 12,500,018 shares of Common Stock, until June 28, 2008, with an automatic conversion on June 28, 2008 at a 25% discount based on the trailing five day price prior to June 28, 2008. The coupon rate is 7.5% per annum payable in cash at the earlier of the conversion date or June 28, 2008. The Company filed a registration statement, which became effective in August 2005, covering the shares of Common Stock issuable upon conversion.

On July 30, 2007, the Company made an Offer to its Debenture Holders (“Offer”). Pursuant to this Offer, the debenture holders could convert their debentures into Common Stock at a 10% discount of $0.27 per share and would receive shares of Common Stock for any accrued interest at $0.27 per share. The Offer expired on August 31, 2007, and $400,000 of debentures and $64,048 of accrued interested were converted into 1,718,696 shares of Common Stock. Additional shares of Common Stock totaling 385,362 related to the discount and interest would be registered in January 2008.

Since August 2007, a total of $1,050,000 of debentures were converted into 3,500,005 shares of common stock at the original conversion price of $.30 per share. As of June 28, 2008, the Company has 7,666,679 shares of common stock reserved for the conversion of the debentures on or before June 28, 2008.

The Company expects to issue an additional 5,862,709 shares of common stock based on the June 23-27, 2008 average closing price of $.22 per share less 25% due to the resetting of the pricing for these outstanding debentures.

Stock Incentive Plan

The Company has reserved 19,246,576 shares of Common Stock for issuance under the 2007 Stock Incentive Plan.

Subscription Agreements

During November and December 2007, the Company sold 642,422 shares of our common stock in the private placement for $179,878 or approximately $.28 per share. The Company incurred a fee of $14,390 in conjunction with the private placement. The Company agreed to register the shares within six months of the closing of the private placement.

On April 24, 2008 and May 8, 2008, the Company sold 1,000,000 and 1,500,000, shares of our common stock, respectively, to Michael Ning for $200,000 and $300,000, respectively, or $.20 per share. In connection with the purchase of the common stock, on May 8, 2008, the Company issued warrants to purchase 2,500,000 shares of our common stock. The warrants are exercisable at $.20 per share and expire on May 7, 2013. The Company agreed to register the shares and warrants within two months after approval by AMEX.

The shares of common stock and warrants were issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

Service Agreements

On April 1, 2008, the Company issued 100,000 shares of common stock to American West Pacific Int’l Invest Corp. for fundraising and other services. The shares were valued at $.28 per share, the closing price on March 31, 2008.

On April 16, 2008, the Company agreed to issue 120,000 shares of common stock to Aim Capital Corporation for investor relation services. The shares were valued at $.25 per share, the closing price on April 7, 2008, the date the agreement was reached.

The common stock was issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

Taicom Securities Co. Ltd.

On June 3, 2008, the Company closed a 20% equity investment in Taicom Securities Co Ltd (“Taicom”), a Japanese securities firm.

Taicom is a financial services Company in Japan providing a broad range of value-added financial services and competitive products. These currently include the brokerage of Japanese commodities, derivative options, foreign currency, equities and investment trusts as well as the offering of investment consulting services to diversified clients such as individuals and corporations. Taicom offers creative solutions that meet the sophisticated trading needs of its online and offline clients, who utilize Taicom’s cutting-edge proprietary trading platform called TradePro, as well as its broad news and information gathering network.

Taicom is a member of the Osaka Stock Exchange, the Tokyo Commodity Exchange, the Tokyo Grain Exchange and the Chubu (Central Japan) Commodity Exchange. Taicom is headquartered in Tokyo and in Osaka and has 3 branch offices in Japan.

The transaction between the Company and Taicom was structured as a share exchange in which the Company issued 26,000,000 shares of its common stock at $.20 per share, the close price during the negotiations in exchange for 1,389,750 Class B Preferred Shares of Taicom. The parties agreed to value the transaction at $5,200,000.

The common stock was issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

Asia Premier Executive Suites, Inc.

On May 27, 2008, the company closed the 100% acquisition of Asia Premier Executive Suites, Inc (“Asia Premier”). a Philippine Business Process Outsourcing Company. The transaction was structured as a share exchange in which IA Global issued 1,250,000 shares of its common stock at $.24 per share, the close price during the negotiations, totaling $300,000; plus three Notes Payable totaling $268,000, which fall due over the next nine months, and an earn-out capped at $50,000 based on profitability of the Asia Premier business over the next nine months. The parties agreed to value the transaction at $618,000.

The common stock was issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

The description of our capital stock does not purport to be complete and is qualified in all respects by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Delaware General Corporation Law; Subscription Agreement, dated November 8, 2007, between the Company and William Sanders, Subscription Agreement, dated November 14, 2007, between the Company and J. Charles Bussey, Subscription Agreement, dated November 26, 2007, between the Company and Pamela Gebhardt, Subscription Agreement, dated November 26, 2007, between the Company and Peter and Pamela Gebhardt, Subscription Agreement, dated November 26, 2007, between the Company and Peter Gebhardt, Subscription Agreement, dated December 7, 2007, between the Company and Alan Elisofon; Term Sheet and Fee Protection Agreement dated April 1, 2008, between the Company and American West Pacific Int’l Invest Corp.; Amendment Agreement, dated April 16, 2008, between the Company and Aim Capital Corporation; Subscription Agreements and Warrants April 24, 2008 and May 8, 2008, between the Company and Michael Ning; the Share Exchange Agreement, dated June 3, 2008, between the Company and Taicom; and Share Exchange Agreement, dated May 27, 2008, by and between the Company and the shareholders of Asia Premier.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered under this prospectus. This prospectus relates to an aggregate amount of up to 33,112,422 shares of our common stock that may be offered for sale by the selling shareholders. We have agreed to bear the expenses of the registration of the shares of common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any shares of common stock offered under this prospectus. The selling shareholders may sell these shares of common stock directly to purchasers or they may sell these shares of common stock to purchasers through agents or dealers pursuant to this prospectus. The selling shareholders will receive all of the proceeds from the sale of their common stock and will pay all selling commissions and transfer taxes applicable to any sale. Registration of these shares of common stock does not necessarily mean that the selling shareholders will actually sell these shares of common stock. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 15 of this prospectus.

RISK FACTORS

An investment in the Company’s Common Stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this Prospectus before deciding to invest in shares of the Company’s Common Stock. Our most significant risks and uncertainties are described below; however, they are not the only risks that we face. If any of the following risks actually occurs, our business, financial condition, liquidity, results of operations and prospects for growth could be materially adversely affected, the trading of our Common Stock could decline, and you may lose all or part of your investment. You should acquire shares of our Common Stock only if you can afford to lose your entire investment. We make various statements in this section which constitute “forward-looking statements” under Section 27A of the Securities Act. See “Forward-Looking Statements” on page 10.

Risks Related to our Business

WE WILL NEED ADDITIONAL FINANCING TO SUPPORT OUR OPERATIONS AND ACQUIRE BUSINESSES.

We will need to obtain additional financing in order to continue our current operations, including the cash flow needs of IA Global, Global Hotline and its subsidiaries, to acquire businesses, make equity investments and maintain the $6 million in stockholder’s equity required to maintain our AMEX listing. There can be no assurance that we will be able to secure additional funding or that if such funding is available, whether the terms or conditions would be acceptable to us, our major shareholders or otherwise. Moreover, if we raise additional capital through borrowing or other debt financing, we will incur substantial interest expense. Sales of additional equity securities will dilute on a pro rata basis the percentage ownership of all holders of common stock. When we raise more equity capital in the future, it is likely that it will result in substantial dilution to our current stockholders.

OUR LEVEL OF INDEBTEDNESS AND THE TERMS OF OUR FINANCING ARRANGEMENTS MAY ADVERSELY AFFECT OPERATIONS AND LIMIT OUR GROWTH.

At March 31, 2008, we have current and long-term indebtedness of $19.1 million. However, we will need to incur additional indebtedness and amend our debt indebtedness in order to fund a portion of current operations and acquire businesses. In addition, we are seeking to refinance some of outstanding loans on more favorable terms to the Company, but may not be successful. See also our risk factor “We will need additional financing to support our operations and acquire businesses,” above.

WE ARE EXPOSED TO CHANGES IN THE AUSTRALIAN FINANCE INDUSTRY

The Australian finance industry is experiencing significant change. We own 36% of ASFL which raises funds through the issuance of bank debt in Australia and provides short term, secured, real property loans to businesses or investors in Australia. ASFL may be affected by the following factors that would impact its ability to operate as a short term lender in Australia and could impair our investment:

• Risks related to mortgage lending, including customers may not be able to repay the loans, the value of the underlying security may decline, ASFL is reliant on property valuations to ensure collectability of the loans and we rely on customers maintaining adequate insurance on the real property;

• Risks related to world-wide mortgage lending;

• Decreased market demand for high interest loans;

• The bank line of credit used to fund the business could be terminated;

• Market perception of ASFL and ASFL’s competitors may have a major impact on ASFL’s reputation as well;

• General economic conditions and changes in interest rates;

• The loan portfolio is concentrated in a small number of significant loans;

• New competitors;

• Decreased pricing;

• Litigation risk; and

• Loss of key personnel.

The ASFL business is also dependent upon their ability to operate efficiently by maintaining tight control on cash flows and raising funds from private investors or a bank line of credit. Any change in these factors could adversely affect their ability to operate as a short term lender in Australia. This could have a material adverse effect on ASFL’s business, prospects, financial condition and results of operations.

OUR STOCKHOLDERS’ EQUITY MUST EXCEED $6 MILLION TO MAINTAIN OUR LISTING ON THE AMERICAN STOCK EXCHANGE

As of March 31, 2008, we were not in compliance with the AMEX continued listing standards with stockholders’ equity in excess of $6 million and our common stock continues to trade on AMEX. To maintain this listing, we must maintain stockholders’ equity of $6 million. As of June 30, 2008, we are in compliance with this standard.

We anticipate that we will maintain our AMEX listing. However, if our common stock were to be de-listed by AMEX, we believe that our stock would continue to be traded as a bulletin board stock. If we do not maintain our AMEX listing it would materially affect the ability of our shareholders to dispose of their shares of Common stock, reduce the liquidity of their investment and affect our ability to obtain financing to support future operations and acquisitions.

OUR CONTROLLING SHAREHOLDER GROUP HAS SUBSTANTIAL INFLUENCE OVER OUR COMPANY

As of June 28, 2008, IAJ LBO Fund, PBAA Fund Limited, Terra Firma, Inter Asset Japan Co Ltd (“IAJ”), IA Turkey, Hiroki Isobe, Kyo Nagae (collectively, the “Controlling Shareholders”) and Derek Schneideman collectively hold approximately 39.7% of our common stock. The share ownership percentages excludes 811,285 shares of common stock held by GMB Holdings Ltd, and other shareholders for which Mr. Isobe has personal signing authority, 7,666,679 shares of our common stock issuable upon conversion of the convertible debentures and 627,900 shares of treasury stock. These Controlling Shareholders have stated in a Schedule 13D that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (“Exchange Act”). Hiroki Isobe and Kyo Nagae control each of our Controlling Shareholders. In addition, Mr. Schneideman in his capacity as Chairman and CEO of the Company has sole voting power and dispositive power with respect to 77,613,470 shares of common stock or approximately 47.1% of the outstanding shares of common stock of the Company for all of the Company’s 2008 shareholder meetings pursuant to a proxy granted on February 21, 2008.

IAJ could cause a change of control of our board of directors by electing candidates of its choice to the board at a shareholder meeting, and approve or disapprove any matter requiring stockholder approval, regardless of how our other shareholders may vote. Further, under Delaware law, IAJ has significant influence over our affairs, including the power to cause, delay or prevent a change in control or sale of the Company, which in turn could adversely affect the market price of our common stock.

THE SALE OF A SIGNIFICANT NUMBER OF OUR SHARES OF COMMON STOCK COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

Sales or issuances of a large number of shares of common stock in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of June 28, 2008, 195.8 million shares of common stock were outstanding. Significant shares of common stock are held by our principal shareholders, other Company insiders and other large shareholders. As “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”)) of the Company, our principal shareholders, other Company insiders and other large shareholders may only sell their shares of common stock in the public market pursuant to an effective registration statement or in compliance with Rule 144.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

The market price of our common stock has been and is likely in the future to be volatile. Our common stock price may fluctuate in response to factors such as:

• Quarterly variations in our operating results,

• Sale of a significant number of our common stock by shareholders,

• Announcements by us regarding significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments, liquidity, loan and note payable defaults and impairment of assets and our AMEX listing,

• Issuance of convertible or equity securities for general or merger and acquisition purposes,

• Issuance or repayment of debt or convertible debt for general or merger and acquisition purposes,

• Investor relation activities,

• Announcements of technological innovations,

• New product introductions by us or our competitors,

• Competitive activities,

• Additions or departures of key personnel,

• Issuance of loans to customers or related or affiliated parties,

• General market and economic conditions,

• Defending significant litigation, and

• Foreign exchange gains and losses.

These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. These factors could have a material adverse effect on our business, financial condition and results of operations.

WE MAY INCUR LOSSES IN THE FUTURE.

We have experienced net losses since inception. While we expect to be profitable in FY 2008/9, there can be no assurance that we will achieve or maintain profitability.

WE ARE EXPOSED TO CHANGES IN THE TELECOMMUNICATION AND INSURANCE INDUSTRIES.

The Japanese telecommunications market is experiencing significant growth due to recent regulatory changes that now permit individuals and companies to choose their preferred telephone service provider. Global Hotline may be affected by the following factors that would impact its ability to operate as a telemarketer of telecommunications and insurance products in Japan.

• The business has a concentration with five major customers;

• Its contracts with telecommunication and insurance companies may not be renewed;

• The cost to hire and train staff to startup new contracts and the related debt to fund this expansion;

• Increased usage of wireless technology for telephone and internet usage;

• Passing of new or changes in existing legislation;

• Impact of privacy laws;

• New competitors;

• Decreased pricing;

• Changes in the availability of employees or wages paid to employees to operate the call centers; and

• Loss of key personnel.

Our business is dependent upon our ability to operate efficiently by maintaining tight control on cash flows. Any change in these factors could adversely affect our ability to achieve the contract rates and to operate as a telemarketer of telecommunications and insurance products in Japan. This could result in inadequate cash flow for operations and debt repayments, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

WE MAY ENGAGE IN ACQUISITIONS, MERGERS, STRATEGIC ALLIANCES, JOINT VENTURES AND DIVESTITURES THAT COULD RESULT IN FINANCIAL RESULTS THAT ARE DIFFERENT THAN EXPECTED.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. Such transactions are accompanied by a number of risks, including:

• Use of significant amounts of cash,

• Potentially dilutive issuances of equity securities on potentially unfavorable terms,

• Incurrence of debt on potentially unfavorable terms as well as amortization expenses related to goodwill and other intangible assets, and

• The possibility that we may pay too much cash or issue too many of our shares as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition.

The process of integrating any acquisition may create unforeseen operating difficulties and expenditures. The areas where we may face difficulties include:

• Diversion of management time, during the period of negotiation through closing and after closing, from its focus on operating the businesses to issues of integration,

• Decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects or the direction of the business,

• The need to integrate each Company’s accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented,

• The need to implement controls, procedures and policies appropriate for a public Company that may not have been in place in private companies, prior to acquisition,

• The need to incorporate acquired technology, content or rights into our products and any expenses related to such integration, and

• The need to successfully develop any acquired in-process technology to realize any value capitalized as intangible assets.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If a divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to:

• Effectively transfer liabilities, contracts, facilities and employees to any purchaser,

• Identify and separate the intellectual property to be divested from the intellectual property that we wish to retain,

• Reduce fixed costs previously associated with the divested assets or business, and

• Collect the proceeds from any divestitures.

In addition, if customers of the divested business do not receive the same level of service from the new owners, this may adversely affect our other businesses to the extent that these customers also purchase other products offered by us. All of these efforts require varying levels of management resources, which may divert our attention from other business operations.

If we do not realize the expected benefits or synergies of any divestiture transaction, our consolidated financial position, results of operations, cash flows and stock price could be negatively impacted.

WE ARE DEPENDENT ON KEY PERSONNEL.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace. We do not maintain key man life insurance covering certain of our officers. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations and the ability of all personnel to work together effectively as a team. Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.

THE COMPANY COULD BE EXPOSED TO LEGAL CLAIMS.

We could be exposed to legal claims. Currently, there are no pending legal proceedings against us that will have a material adverse effect on our cash flows, financial condition or results of operations.

WE HAVE LIMITED INSURANCE.

We have limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on our business, financial condition and results of operations.

WE ARE EXPOSED TO FOREIGN CURRENCY GAINS AND LOSSES.

The majority of our operations are located in Japan and we have equity investments that operate in Australia, Hong Kong, China and the Philippines. We do not trade in hedging instruments or “other than trading” instruments and a significant change in the foreign currency exchange rate between the Japanese Yen, Australian Dollar, Philippine Peso and US Dollar would have a material adverse or positive effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO COMPETITIVE PRESSURES.

We face competition from entities that provide competing call center operations, including entities that resell telephone and broadband lines and insurance products in Japan. Certain of our competitors may be able to devote greater resources to marketing, adopt more aggressive pricing policies and devote substantially more resources to developing their services and products. We may be unable to compete successfully against current and future competitors, and competitive pressures may have a material adverse effect on our business. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse or positive effect on our business, prospects, financial condition and results of operations.

Forward-Looking Statements

This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include statements regarding, among other things, (a) our expectations about product development activities, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may not occur. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The information contained in this Prospectus, as well as in our SEC filings, identifies important factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

All forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statements.

Use of Proceeds

This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the Common Stock offered by this Prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting or tax services or any other expenses incurred by the selling stockholders in disposing of the shares of Common Stock. We will receive no proceeds from the sale of shares of Common Stock in this offering.

The Warrants entitle Michael Ning to purchase over a period of five years, 2,500,000 shares of our common stock. Each warrant is exercisable at a price of $0.20 per share. We will receive the proceeds of any exercise of the Warrants. All such proceeds will be used for working capital and general corporate purposes.

Selling Shareholders

The following table sets forth the number of shares owned by each of the selling shareholders who acquired their common shares of our common stock offered by this Prospectus: (i) 642,422 shares of common stock issued to investors in a private placement completed on November 8, 2007, November 14, 2007, November 16, 2007, November 26, 2007 and December 7, 2007; (ii) 100,000 shares of common stock issued to American West Pacific Int’l Invest Corp. on April 1, 2008, related to fundraising services; (iii) 120,000 shares of common stock issued to Aim Capital Corporation on April 16, 2008, related to investor relation services; (iv) 2,500,000 shares of common stock issued to Michael Ning in the private placement completed on April 24, 2008 and May 8, 2008; (v) 2,500,000 shares of common stock issuable upon exercise of warrants granted to Michael Ning in connection with the private placement completed on April 24, 2008 and May 8, 2008; (vi) 1,250,000 shares of common stock issued to the selling shareholders of Asia Premier Executive Business Suites, Inc. (“Asia Premier”) related to the Company’s 100% acquisition of Asia Premier, which closed on May 27, 2008; and (vii) 26,000,000 shares of our common stock issued to Taicom Securities Co Ltd (“Taicom”) on June 3, 2008 related to the Company’s 20% equity investment in Taicom. Pursuant to Rule 416 of the Securities Act such shares shall include an indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend or other distribution with respect to, or in exchange for or in replacement of, such shares of Common Stock. We will not receive any of the proceeds from the sale of our common stock offered by this Prospectus. The common stock will be issued to accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and Regulation D promulgated under the Securities Act.

No estimate can be given as to the amount of our common stock that will be held by the selling shareholders after the completion of this offering because the selling shareholders may offer all or some of our common stock. There currently are no agreements, arrangements or understandings with respect to the sale of any of our Common Stock. The shares offered by this Prospectus may be offered from time to time by the selling shareholders named below. This prospectus also covers any additional shares of Common Stock which may become issuable in connection with shares sold by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without us receiving any cash or other value, which results in an increase in the number of our outstanding shares of Common Stock.

No affiliate of any of the selling stockholders has held any position or office with us or any of our affiliates and no selling stockholder has had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities.

The information in the table below is current as of July 2, 2008. All information contained in the table is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale.

(1) The share ownership percentages described in this Form S-3 excludes 811,285 shares held by GMB Holdings Ltd, and other shareholders for which Mr. Isobe has investment and signing authority and As of June 28, 2008, the Company has 7,666,679 shares of common stock reserved for the conversion of the debentures on or before June 28, 2008. The Company expects to issue an additional 5,862,709 shares of common stock based on the June 23-27, 2008 average closing price of $.22 per share less 25% due to the resetting of the pricing for these debentures.

Name of Selling Shareholder	No. of Shares Owned	Percentage of Outstanding Shares (1)	Total Shares Registered For Sale
Alan Elisofon	259,500	*	125,000
J. Charles Bussey	203,572	*	178,572
William Sanders	192,500	*	125,000
Pamela Gebhardt	205,000	*	160,000
Peter and Pamela Gebhardt	36,000	*	36,000
Peter Gebhardt	32,850	*	17,850
American West Pacific Int'l Invest Corp.	100,000	*	100,000
Aim Capital Corporation	120,000	*	120,000
Michael Ning	5,000,000	2.6%	5,000,000
Jonathan Miller	833,334	*	833,334
Victoria Rilloraza	416,666	*	416,666
Taicom Securities Co Ltd	26,000,000	13.3%	26,000,000

Total	33,399,422		33,112,422

* Less than 1%.

Plan of Distribution

We are registering the 30,612,422 shares of our common stock and 2,500,000 shares of our common stock issuable upon the exercise of warrants to permit the resale of these shares of our common stock by the selling stockholders from time to time after the date of this Prospectus. We are registering the common stock to fulfill our obligations with the selling stockholders. The registration of the common stock does not necessarily mean that any of the shares will be offered or sold by the selling stockholders under this Prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• short sales;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock, including the reasonable fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this Prospectus. If the selling stockholders use this Prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the selling stockholders.

Once sold under the registration statement, of which this Prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We are permitted to suspend the use of this Prospectus in connection with sales of the shares of our common stock offered under this Prospectus by holders during periods of time under certain circumstances relating to pending corporate developments and public filings with the SEC and similar events.

Legal Matters

Arnold & Porter LLP will opine upon the validity of the shares of common stock and certain other legal matters in connection with this offering.

Experts

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 have been so incorporated in reliance on the report of Sherb & Co., LLP, independent registered public accounting firm, given on the authority of said firm as expert in auditing and accounting.

Notice Relating to this Prospectus

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by the Company or the selling shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

Incorporation of Certain Documents by Reference

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the Securities and Exchange Commission (the “SEC”) will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering of the securities. These documents contain important information about us.

1.         The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on April 15, 2008.

2.         The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008 filed with the SEC on May 15, 2008.

3.         The Company’s Definitive Proxy Statement on Schedule 14A for its 2008 Annual Shareholder’s Meeting filed with the SEC on June 23, 2008.

4.         Current Reports on Form 8-K or 8-K/A filed on January 11, 2008; January 17, 2008; January 22, 2008; January 23, 2008; January 24, 2008; February 6, 2008; February 14, 2008; February 29, 2008; March 4, 2008; March 13, 2008; March 14, 2008; April 7, 2008; April 8, 2008; April 9, 2008; April 14, 2008; April 16, 2008; April 18, 2008; April 30, 2008; May 1, 2008; May 19, 2008; May 20, 2008; June 2, 2008; June 5, 2008; June 9, 2008; June 10, 2008; June 23, 2008; June 23, 2008, June 24, 2008, June 25, 2008; July 2, 2008; July 8, 2008 and July 9, 2008.

You can obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its web site at http://www.sec.gov. You also can obtain these documents from us without charge by visiting our web site at http://www.iaglobalinc.com or by requesting them in writing or by telephone at the following address:

IA Global, Inc.

101 California Street

Suite 2450

San Francisco, CA 94111

(415) 946-8828

Where You Can Find More Information

The Company has filed a Registration Statement on Form S-3 with the SEC. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Some information is omitted from this Prospectus in accordance with the rules of the SEC and you should refer to the Registration Statement and its exhibits for additional information. You may also find information about us at our website: www.iaglobalinc.com. The contents of our website are not part of this Registration and our Internet address is included in this document as an inactive textual reference only. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and 8-K/A, any amendments to those reports filed by us with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act, are accessible free of charge through our website as soon as reasonably practicable after we electronically file those documents with, or otherwise furnish them to, the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public on the SEC’s Internet web site at http://www.sec.gov.

You should rely only on the information contained in this Prospectus. Neither the Company nor the selling shareholder has authorized anyone to provide you with any information that is different from that contained in this Prospectus. The information contained in this Prospectus is accurate as of the date of this Prospectus. You should not assume that there have been no changes in the affairs of the Company since the date of this Prospectus or that the information in this Prospectus is correct as of any time after the date of this Prospectus, regardless of the time that this Prospectus is delivered or any sale of the common stock offered by this Prospectus is made. This Prospectus is not an offer to sell or a solicitation of an offer to buy the shares covered by this Prospectus in any jurisdiction where the offer or solicitation is unlawful.